Exhibit 99.1

Contact:

Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com

Investors: John Wilcox (509) 495-4171 john.wilcox@avistacorp.com

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Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2020, Initiates 2021 to 2023 Earnings Guidance

SPOKANE, Wash. – Feb. 24, 2021, 4:05 a.m. PST: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $129.5 million, or $1.90 per diluted share for the year ended Dec. 31, 2020, compared to $197.0 million, or $2.97 per diluted share for the year ended Dec. 31, 2019.

For the fourth quarter of 2020, net income attributable to Avista Corp. shareholders was $58.7 million, or $0.85 per diluted share, compared to $50.8 million, or $0.76 per diluted share for the fourth quarter of 2019.

“In the midst of this ongoing COVID-19 pandemic, thanks to the dedication and determination of our employees, we’ve taken many steps to move our business forward. We’ve finished installing nearly all of our smart meters across Washington to help our customers better manage their energy usage, and now that the Rattlesnake Flat wind farm is online, we’re moving closer to achieving Avista’s clean electricity goals,” said Avista President and CEO Dennis Vermillion.

“Plus, as a part of Avista’s longstanding commitment to corporate responsibility, we recently published our first series of enhanced Environmental, Social and Governance commitments and disclosures that can be found in the Corporate Responsibility section of Avista’s website. Avista has also been recognized as one of the ‘World’s Most Ethical Companies’ for the second consecutive year by Ethisphere.

"With respect to results, Avista Utilities earnings were better than expectations due to higher utility margin and lower income taxes, partially offset by higher operating expenses.

“AEL&P’s earnings exceeded expectations due to higher sales volumes to residential customers resulting from cooler weather than the prior year and lower operating costs resulting from COVID-19 related operational restrictions.

“We are initiating our 2021, 2022, and 2023 earnings guidance with consolidated ranges of $1.96 to $2.16 per diluted share in 2021, $2.18 to $2.38 per diluted share in 2022, and $2.42 to $2.62 per diluted share in 2023,” Vermillion added.

Summary Results: Avista Corp.’s results for the fourth quarter of 2020 and year ended Dec. 31, 2020, (year-to-date) as compared to the respective periods in 2019 are presented in the table below (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	2020	2019	2020	2019
Net Income (Loss) by Business Segment:
Avista Utilities	$55,680	$44,891	$124,810	$183,977
AEL&P	3,104	2,633	8,095	7,458
Other	(49)	3,252	(3,417)	5,544
Total net income attributable to Avista Corp. shareholders	$58,735	$50,776	$129,488	$196,979
Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.81	$0.67	$1.83	$2.77
AEL&P	0.04	0.04	0.12	0.11
Other	—	0.05	(0.05)	0.09
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.85	$0.76	$1.90	$2.97

Analysis of 2020 Consolidated Earnings

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the fourth quarter and the year ended Dec. 31, 2020 as compared to the same periods in 2019, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2019 consolidated earnings	$50,776	$0.76	$196,979	$2.97
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	3,926	0.06	13,948	0.20
Natural gas utility margin (including intracompany) (c)	3,545	0.05	7,231	0.10
Other operating expenses (d)	3,922	0.06	(7,090)	(0.10)
Merger transaction costs (e)	—	—	13,293	0.19
Depreciation and amortization (f)	(2,521)	(0.04)	(13,853)	(0.21)
Interest expense	(269)	—	(450)	(0.01)
Merger termination fee (g)	—	—	(79,254)	(1.16)
Other (h)	1,111	0.02	775	0.01
Income tax at effective rate (i)	1,075	0.02	6,233	0.09
Dilution on earnings	n/a	(0.03)	n/a	(0.05)
Total Avista Utilities	10,789	0.14	(59,167)	(0.94)
AEL&P earnings	471	—	637	0.01
Other businesses earnings (j)	(3,301)	(0.05)	(8,961)	(0.14)
2020 consolidated earnings	$58,735	$0.85	$129,488	$1.90

(a)	The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

(b)	Electric utility margin (operating revenues less resource costs) increased for the fourth quarter and full year and was impacted primarily by the following:
•	General rate increase in Washington, effective April 1, 2020.
•	Customer growth contributed additional retail electric revenue
•

A decrease in net power supply costs caused by a decrease in power purchased prices and thermal fuel costs for the full year 2020 when compared to 2019. For the full year 2020, we recognized a pre-tax benefit of $6.2 million under the Energy Recovery Mechanism (ERM) compared to a pre-tax benefit of $4.4 million for the full year 2019.

•

For the full year, when compared to normal, there was a decrease in overall load of 3 percent, which consisted of a 6 percent decrease in commercial and a 9 percent decrease in industrial, which was partially offset by an increase of 3 percent in residential load, mainly due to COVID-19. A portion of the commercial and all industrial loads are not covered by our decoupling mechanisms.

(c)	Natural gas utility margin (operating revenues less resource costs) increased for the fourth quarter and full year 2020 and was impacted primarily by the following:
•	General rate increases in Oregon, effective Jan. 15, 2020 and Washington, effective April 1, 2020.
•	Customer growth contributed additional retail natural gas revenue.
(d)

Other operating expenses increased for the full year 2020 primarily due to increased generation and distribution operating and maintenance costs. There was also a disallowance from the Washington Commission for the cost of replacement power during an unplanned outage at the Colstrip generating facility in 2018 and an accrual for the Colstrip community transition fund associated with the completion of our 2019 Washington general rate cases in the first quarter of 2020. These increases were partially offset by a $7.0 million donation made in 2019. In the fourth quarter, earnings benefited primarily due to the deferral of incremental bad debt expense.

(e)	The merger transaction costs are related to the proposed (now terminated) acquisition by Hydro One.
(f)

Depreciation and amortization increased from additions to utility plant. The year-to-date also included an item in the second quarter of 2020 where we were able to utilize $10.9 million ($8.4 million when tax-effected) of electric tax benefits to offset costs associated with accelerating the depreciation of Colstrip Units 3 & 4 based on a settlement in Washington. This amount was recorded as a one-time increase to depreciation expense in the second quarter of 2020 and was offset with a decrease to income tax expense. In the second quarter of 2019, a similar item was recorded for Idaho in the amount of $6.4 million ($5.1 million when tax-effected).

(g)	As a result of the termination of the proposed (now terminated) merger, Hydro One paid Avista Corp. a $103 million termination fee in January 2019.

(h)

Other for the full year 2020 was an increase to earnings primarily due to a decrease in non-service pension and benefits. The increase to earnings in other was partially offset by an increase in property taxes.

(i)

Our effective tax rate was 5.2 percent for 2020, compared to 13.8 percent for 2019. The decrease in the tax rate was primarily due to the offset of deferred income taxes against accelerated depreciation for Colstrip that was recorded in the second quarter of 2020 and 2019 impacted the effective tax rates. This amounted to $8.4 million in 2020 as compared to $5.1 million in 2019.

(j)	For the year-to-date, earnings at our other businesses decreased primarily due to the sale of METALfx in 2019.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures

The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.

The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the three and twelve months ended December 31 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended Dec. 31, 2020:
Electric	$242,131	$71,445	$170,686	$39,343	$131,343
Natural Gas	149,270	73,672	75,598	17,424	58,174
Less: Intracompany	(23,042)	(23,042)	—	—	—
Total	$368,359	$122,075	$246,284	$56,767	$189,517
For the three months ended Dec. 31, 2019:
Electric	$243,670	$78,086	$165,584	$38,167	$127,417
Natural Gas	144,523	73,531	70,992	16,363	54,629
Less: Intracompany	(34,761)	(34,761)	—	—	—
Total	$353,432	$116,856	$236,576	$54,530	$182,046
For the twelve months ended Dec. 31, 2020:
Electric	$927,540	$264,595	$662,945	$152,809	$510,136
Natural Gas	435,882	217,902	217,980	50,244	167,736
Less: Intracompany	(85,954)	(85,954)	—	—	—
Total	$1,277,468	$396,543	$880,925	$203,053	$677,872
For the twelve months ended Dec. 31, 2019:
Electric	$962,048	$317,229	$644,819	$148,631	$496,188
Natural Gas	447,232	238,649	208,583	48,078	160,505
Less: Intracompany	(113,407)	(113,407)	—	—	—
Total	$1,295,873	$442,471	$853,402	$196,709	$656,693

(a)	Income taxes for 2020 and 2019 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources

Liquidity

We have a $400 million committed line of credit that expires in April 2022. As of Dec. 31, 2020, we had $270.4 million of available liquidity under this line of credit. AEL&P also had $24 million of available liquidity under its committed line of credit that expires in November 2024.

In 2020, we issued common stock for total net proceeds of about $72 million.

2021 Liquidity Transactions

During 2021, we expect to issue approximately $120 million of long-term debt and $75 million of equity in order to fund planned capital expenditures.

Capital Expenditures and Other Investments

For 2020, Avista Utilities’ capital expenditures were $397 million and AEL&P’s capital expenditures were $7 million.

In 2021, we expect capital expenditures to total $415 million at Avista Utilities and $7 million at AEL&P.

In addition, we expect to invest about $15 million at our other businesses in 2021 primarily related to non-regulated investment opportunities and economic development projects in our service territory.

2021 Earnings Guidance and Outlook

Avista Corp. is initiating its 2021, 2022, and 2023 earnings guidance with consolidated ranges of $1.96 to $2.16 per diluted share in 2021, $2.18 to $2.38 per diluted share in 2022, and $2.42 to $2.62 per diluted share in 2023. Our guidance assumes timely and appropriate rate relief in our jurisdictions.

We experienced regulatory lag during 2020 and we expect this to continue through the end of 2022 due to our continued investment in utility infrastructure and because we delayed filings in our Washington and Idaho jurisdictions. In October 2020, we filed general rate cases in Washington and we also filed a natural gas general rate case in Oregon in March (with new rates effective on Jan. 16, 2021). In addition, we filed general rate cases in Idaho in January of 2021. We expect these cases to provide rate relief in 2021 and start reducing regulatory lag. Going forward we will continue to strive to reduce the regulatory timing lag and more closely align our earned returns with those authorized by 2023. We anticipate a return to 4 to 6 percent growth following 2023.

Our 2021 earnings guidance range reflects unrecovered structural costs estimated to reduce the return on equity by approximately 70 basis points, as well as regulatory timing lag estimated to reduce the return on equity by approximately 100 basis points. This results in an expected return on equity for Avista Utilities of approximately 7.7 percent in 2021.

We expect Avista Utilities to contribute in the range of $1.93 to $2.07 per diluted share for 2021. The mid-point of our Avista Utilities’ guidance range does not include any expense or benefit under the ERM. Our current expectation for the ERM is a benefit position within the 75 percent customer/25 percent Company sharing band, which is expected to contribute $0.05 per diluted share.

For 2021, we expect AEL&P to contribute in the range of $0.08 to $0.11 per diluted share.

We expect the other businesses to have a loss of $0.05 to $0.02 per diluted share. We expect to experience increased costs in 2021 associated with exploring strategic business opportunities.

Our outlook for Avista Utilities and AEL&P assumes, among other variables, normal precipitation, temperatures, hydroelectric generation, and other operating conditions for the remainder of the year. Our guidance does not include the effect of unusual or non-recurring items until the effects are known and certain. We cannot predict the duration and severity of the COVID-19 global pandemic. The longer and more severe the economic restrictions and business disruption, the greater the impact on our operations, results of operations, financial condition and cash flows.

NOTE: We will host a conference call with financial analysts and investors on Feb. 24, 2021, at 10:30 a.m. ET to discuss this news release. The call will be available at (855) 806-8606, confirmation number: 1075438#. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Mar. 03, 2021. Call (855) 859-2056, confirmation number 1075438#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 400,000 customers and natural gas to 367,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

pandemics (including the current COVID-19 pandemic), which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; wildfires ignited, or allegedly ignited, by Avista Corp. equipment or facilities could cause significant loss of life and property, thereby causing serious operational and financial harm to Avista Corp. and our customers; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities. These incidents could also potentially cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; changes in the availability and price of purchased power, fuel and natural gas, as well as transmission capacity; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility (AEL&P) that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the availability or cost of replacement power (diesel); changing river regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities;

Cyber and Technology Risk

cyberattacks on the operating systems that are used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems that are used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, which could result in the disruption of business operations, the release of private information and the incurrence of liabilities and costs; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; entering into or growth of non-regulated activities may increase earnings volatility; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations;

Financial Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Form 10-K for 2020. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation